EXHIBIT 5.1
Fredrikson & Byron, P.A.
200 South Sixth Street, Suite 4000
Minneapolis, Minnesota 55402
Telephone: 612-492-7000
Fax: 612-492-7077

November 30, 2010

Art’s-Way Manufacturing Co., Inc.
5556 Highway 9
Armstrong, Iowa 50514

Ladies/Gentlemen:

We are acting as corporate counsel to Art’s-Way Manufacturing Co., Inc. (the “Company”) in connection with the preparation and filing of a Registration Statement on Form S-3 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Act”), of an aggregate of 1,546,991 shares of Common Stock (the “Shares”) currently owned, or issuable upon exercise of outstanding options, by a stockholder of the Company.

In acting as such counsel for the purpose of rendering this opinion, we have reviewed copies of the following, as presented to us by the Company:

1.	The Company’s Certificate of Incorporation, as amended;

2.	The Company’s Bylaws, as amended;

3.	Certain corporate resolutions, including resolutions of the Company’s Board of Directors pertaining to the issuance by the Company of the Shares;

4.	The Registration Statement.

Based on, and subject to, the foregoing and upon representations and information provided by the Company or its officers or directors, it is our opinion as of this date that:

1.	The Company’s Certificate of Incorporation validly authorizes the Shares registered pursuant to the Registration Statement.

2.	The Shares to be sold by the selling stockholder named in the Registration Statement, equal to 1,542,991 shares of the Company’s Common Stock, are validly issued and outstanding, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the prospectus.

Very truly yours,

FREDRIKSON & BYRON, P.A.

By: /s/ Melodie R. Rose
       Melodie R. Rose